EXHIBIT 99.3
Fourth Quarter Fiscal 2016 Earnings Prepared Comments
Ashland released results for the quarter ended September 30, 2016, at approximately 5 p.m. EST today. These results are preliminary until we file our Form 10-K with the Securities and Exchange Commission (SEC). A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slide presentation and news release.

We will host a conference call and webcast on Wednesday, November 9, 2016, at 9 a.m. EST to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results
Our remarks include forward-looking statements, as such term is defined under U.S. securities law.

We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.

Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights
Ashland’s performance in the fourth quarter reflected continued progress in executing our strategic plans, which included the successful Valvoline IPO. Ashland Specialty Ingredients (ASI) drove results that were nearly equal to the prior-year period led by consumer and industrial volume growth and good selling, general and administrative (SG&A) cost discipline. Ashland Performance Materials (APM) results fell below our outlook at the beginning of the quarter due to the unplanned outage at our Intermediates & Solvents (I&S) facility in the US that was disclosed during September. Valvoline reported another strong quarter delivering growth in both lubricant volume and earnings. For additional information on Valvoline results, please refer to the Valvoline Inc. fourth-quarter earnings release dated November 8, 2016 and earnings conference call.

Ashland reported a GAAP loss from continuing operations attributable to Ashland of $4.40 per diluted share. Key items during the quarter amounted to $5.92 per diluted share, approximately half of which resulted from a non-cash impairment charge of I&S division assets. Ashland’s annual actuarial pension and other post-retirement benefit plan adjustment – in which gains and losses are recognized in the year they occur – was also included in key items during the quarter.

After adjusting for key items, earnings per share from continuing operations attributable to Ashland were $1.52 versus $1.62 in the year-ago period. Total operating income of $178 million was consistent with the prior year. Interest expense, excluding accelerated debt issuance cost amortization, was $9 million higher due primarily to higher debt balances during the quarter and the timing of separation-related financing activities which occurred early in the fourth quarter. The effective tax rate for the quarter was 27 percent or 400 basis points higher than the year-ago period reflecting an evolving regional sales mix.

During the quarter, excluding Valvoline, Ashland used approximately $1.2 billion of proceeds from the Valvoline bank and bond financings plus approximately $400 million of cash on hand to reduce gross debt by $1.6 billion. As of September 30, excluding Valvoline, Ashland had gross debt of $2.5 billion and $1 billion of cash, the majority of which is located overseas.

Slide 4: Consolidated Income Statement
On September 28th we successfully completed the Valvoline Inc. initial public offering (IPO). Ashland currently owns an approximately 83% controlling interest in Valvoline. Valvoline fourth-quarter results are consolidated into Ashland results for the fiscal fourth quarter. The Valvoline net income attributable to Ashland’s non-controlling interest – which amounted to $1 million in the fourth quarter – is excluded from both net income (loss) attributable to Ashland and Adjusted EBITDA.

Ashland will continue to consolidate Valvoline results using this methodology for each quarter that Ashland maintains a controlling interest in Valvoline as of the last day of the quarter.

Subject to market conditions and other factors, we presently intend to distribute the Valvoline shares we own to Ashland shareholders following the Ashland and Valvoline March-quarter earnings releases in the spring. Once the distribution occurs, nearly all of Valvoline’s results for all historical periods, including the quarter in which the distribution occurs, will be reclassified into Ashland discontinued operations.

Slide 5: Key Items Affecting Income
In total, six key items had a net unfavorable impact on EPS from continuing operations of $5.92 in the fourth quarter. These items were as follows:

•	$30 million after-tax costs related to the Valvoline separation;
•	$173 million after-tax charge related to the impairment of I&S assets;
•
$63 million after-tax charge related to our annual pension and other postretirement benefit plan adjustment. Ashland recognizes pension and other post-retirement benefit plan gains and losses in the year they occur. This book loss was primarily due to actuarial discount rate changes;

•	$12 million after-tax charge related to the writedown of a joint venture interest;
•	$6 million after-tax charge related to separation-related debt refinancing costs;
•	$83 million unfavorable charges related to discrete tax items.

The year-ago quarter included six key items with a net unfavorable impact on EPS from continuing operations of $2.50.

Excluding intangible amortization, adjusted EPS would have been $0.22 higher or $1.74 per diluted share.

Slide 6: Adjusted Results Summary

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Slide 7: Ashland Specialty Ingredients – Adjusted Results Summary
Ashland Specialty Ingredients (ASI) Fourth-Quarter Performance Summary
Specialty Ingredients adjusted EBITDA of $126 million was nearly in-line with prior year, while adjusted EBITDA margins remained solid at 23.7 percent.

Consumer Specialties drove growth across numerous end markets and realized total year-over-year volume growth of 2 percent. In particular we grew business in each of our skin care, hair care and nutrition end markets, while results in the pharma end market were only slightly below the strong year-ago quarter. Total consumer volume growth was more than offset by generally lower pricing primarily reflecting lower raw material input costs in synthetic polymers. In total sales declined 1 percent compared to the prior year.

Industrial Specialties also drove gains across various end markets and captured total year-over-year volume growth of 1 percent. Solid gains in our adhesives, coatings and other specialties end markets were partially offset by weak construction demand. Lower raw material pricing also contributed to generally lower industrials pricing resulting in a 3 percent sales decline.

Outlook
Looking ahead to fiscal 2017, we expect Specialty Ingredients will continue the trend toward improving results in growth and profitability amid the backdrop of a global low-growth environment. We expect to leverage our leading technology positions across our core end markets, enhance our ongoing commercial excellence programs and introduce new products to help our customers win in the marketplace.

For the year we expect adjusted EBITDA in the range of $480-$510 million. The basis of our plan is to drive solid market gains in our core growth end markets of pharma, personal care and coatings in the context of flat global currency exchange rates. We anticipate global growth in 2017 of approximately 3-3.5 percent generally consistent with expectations from the International Monetary Fund (IMF). We also expect similar sequential seasonal patterns as demonstrated during fiscal year 2016.

For the fiscal first quarter, sales are expected to be in the range of approximately $470 to $485 million which is ASI’s seasonally slowest quarter. We expect adjusted EBITDA margins to be in the range of 19.5 to 20.5 percent compared to 19.7 percent in the year-ago quarter. Overall manufacturing expenses are expected to generally be consistent with the prior-year period as we continue to effectively manage our working capital.

Slide 8: Ashland Performance Materials – Adjusted Results Summary
Ashland Performance Materials (APM) Fourth-Quarter Performance Summary
Performance Materials adjusted EBITDA was $17 million, a 48 percent decline year-over-year, driven almost entirely by Intermediates & Solvents (I&S) pricing and the impact from the operating disruptions at the I&S facility in the US disclosed in September.

Overall operating results for composites were consistent with the prior-year quarter. While volumes and sales declined by 3 percent and 12 percent, respectively, overall margin improved compared to the prior-year period due to lower raw material costs and a scheduled plant turnaround during the prior year.

I&S results were negatively impacted by the unplanned outage of the butanediol (BDO) facility in the US. The unplanned event, which lasted for approximately five weeks, resulted in approximately $4 million of incremental costs during the quarter. Despite the shutdown, total I&S volumes increased by 1 percent, though total sales declined 17% reflecting substantially lower selling prices compared to the prior-year period. On a sequential basis, BDO prices stabilized reflecting the impact of price increases announced over the past few months.

During the fourth quarter Ashland recorded a non-cash long-lived asset impairment of $181 million with respect to the I&S division. This charge is not reflected in APM’s adjusted results described above.

Outlook
For fiscal 2017, we expect volume and margin results in composites to be generally consistent with fiscal 2016.

In I&S, we expect BDO and derivatives pricing will remain well below prior-year levels through the first three quarters of fiscal 2017. At current fourth-quarter pricing levels, we expect the full-year impact to Performance Materials adjusted EBITDA to be approximately $20 million to the downside.

For the year, we expect Performance Materials’ adjusted EBITDA in the range of $95-$105 million reflecting the underlying divisional assumptions above including the $20 million impact from I&S.

For the first quarter, we expect APM’s sales to be in the range of $210 to $230 million. We expect EBITDA margin to be in the range of approximately 6-8 percent for the first quarter. This forecast includes the impact of a planned turnaround at our US BDO facility and reflects the year-over-year decline in pricing for BDO and related derivatives.

Slide 9: Fiscal Fourth Quarter 2016 – Corporate Items
Corporate income
Ashland generated adjusted corporate operating income of $11 million during the fourth quarter and approximately $40 million during fiscal year 2016. This is consistent with expected range for fiscal 2016 of $40-$50 million. The $40 million of income in fiscal 2016 was primarily composed of approximately $80 million of pension and other post-retirement plan related income partially offset by approximately $35 million of environmental expense for divested businesses.

For fiscal 2017, excluding Valvoline, Ashland expects adjusted corporate operating expense of $30-$35 million composed primarily of environmental expense related to divested businesses. This expense excludes approximately $70 million of pension and other post-retirement plan income from Valvoline. During the first-quarter of fiscal 2017, on a consolidated basis which includes Valvoline, we expect corporate operating income of approximately $4-5 million.

Valvoline segment
For the first quarter of fiscal 2017, Valvoline anticipates year-over-year revenue growth of 4.5-6 percent and EBITDA margin of 23.5-24.5 percent. This EBITDA margin includes $17 million of estimated net pension and other post-retirement benefit income which, when reported with Ashland, is reported under the corporate unallocated and other segment.

Net interest expense
Net interest expense, excluding accelerated debt issuance cost amortization, was $47 million compared to $38 million in the prior year. The increase was due primarily to higher debt balances during the quarter and the timing of separation-related financing activities which occurred early in the fourth quarter. During fiscal year 2016, net interest expense, which excludes accelerated debt issuance cost amortization, was $172 million. This is consistent with the expected range of $165-$175 million.

For fiscal 2017, excluding Valvoline, Ashland expects net interest expense of $125-$135 million reflecting lower debt balances when compared to the prior year. During the first quarter of fiscal 2017, on a consolidated basis which includes Valvoline, we expect net interest expense in the range of $42-$45 million.

Effective tax rate
Excluding key items, the effective tax rate for the quarter was 27 percent which was slightly below previous expectations. This reflects the evolving regional sales mix during the quarter. Excluding key items, the effective tax rate for fiscal 2016 was 26 percent, consistent with the expected range at the upper end of 25-26 percent.

For fiscal 2017, excluding Valvoline, Ashland expects an adjusted effective tax rate of 10-15 percent. This rate reflects the global composition of Ashland’s chemical businesses. During the first quarter of fiscal 2017, on a consolidated basis which includes Valvoline, we expect an adjusted effective tax rate of approximately 26-28 percent

Trade working capital
Trade working capital finished the year at 19 percent of sales. This is consistent with our expected range of 19-20 percent of sales in fiscal 2016.

Capital expenditures
Capital expenditures were $119 million during the quarter, bringing the total for the full year to $300 million. This level is below our expected range of $320-$340 million due to the proactive decision to manage capital spending.

Excluding Valvoline, Ashland expects capital spending to be in the range of $205-$215 million during fiscal 2017 as the major expansion projects at the cellulosic facilities in both Hopewell, Virginia and Nanjng, China are expected to be completed.

Depreciation and amortization expense
In fiscal 2017, excluding Valvoline, Ashland expects depreciation expense to decline by approximately $24 million when compared to fiscal 2016. This reduction is due to the elimination of step-up depreciation associated with the 2011 ISP acquisition and will only impact the ASI reporting segment.

Operating cash flow
Operating cash flow during the quarter was $268 million bringing the total for 2016 to $703 million. This is above our expectation that operating cash flow for fiscal 2016 would be in the range of $580-$600 million due largely to the management of trade working capital.

Free cash flow
Free cash flow during the quarter was $149 million bringing the total for 2016 to $403 million. This is above our expectation that free cash flow for the full year to be in the range of $260-$280 million due largely to the management of trade working capital.

Excluding Valvoline, Ashland expects free cash flow to be in the range of $110-$120 million during fiscal 2017 which includes $60-$70 million of one-time separation and severance-related payments.

Liquidity
Ashland’s liquidity position remains very strong. During the quarter, excluding Valvoline, we reduced debt by $1.6 billion, using both proceeds from the Valvoline financings and available cash on hand. At the quarter end, excluding Valvoline, Ashland had approximately $1.8 billion of available liquidity, including $1 billion in cash. Nearly all of this cash is held outside the US.

Diluted share count
For adjusted EPS purposes, we expect weighted average diluted share count to be approximately 63 million shares for the first fiscal quarter of 2017.

End of Prepared Remarks